Exhibit 20:

RNS Number : 2112J

Unilever PLC

26 June 2017

Unilever PLC

Notification and public disclosure of transactions by persons discharging managerial responsibilities and persons closely associated with them

1	Details of the person discharging managerial responsibilities / person closely associated
a)	Name	Keith Weed
2	Reason for the notification
a)	Position/status	Chief Marketing & Communications Officer (a member of the Unilever Leadership Executive)
b)	Initial notification /Amendment	Initial Notification
3	Details of the issuer, emission allowance market participant, auction platform, auctioneer or auction monitor
a)	Name	Unilever PLC
b)	LEI	549300MKFYEKVRWML317
4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument Identification code	Unilever PLC ordinary 3 1/9 pence shares GB00B10RZP78
b)	Nature of the transaction	(i) 7 shares (reinvestment of dividend on (freely transferable) shares) (ii) 4 shares (reinvestment of dividend on (freely transferable) shares)
c)	Currency	GBP - British Pound
d)	Price(s) and volume(s)	Price(s) Volume(s) (i) 4270.50p 7 (ii) 4260.34p 4

e)	Aggregated information - Volume - Total	11 £469.3486
f)	Date of the transaction	2017-06-13
g)	Place of the transaction	London Stock Exchange - XLON

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END